STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*
-------------------- -----------------------------------------------------------
(Last)               Sandler
-------------------- -----------------------------------------------------------
(First)              Herbert
-------------------- -----------------------------------------------------------
(Middle)             M.
-------------------- -----------------------------------------------------------
(Street)             1901 Harrison Street
-------------------- -----------------------------------------------------------
(City)               Oakland
-------------------- -----------------------------------------------------------
(State)              CA
-------------------- -----------------------------------------------------------
(Zip)                94612
-------------------- -----------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
---------------------------- ---------------------------------------------------
(Issuer Name):               Golden West Financial Corporation
---------------------------- ---------------------------------------------------
(Ticker or Trading Symbol)   GDW
---------------------------- ---------------------------------------------------
3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
------------------------- ------------------------------------------------------
(I.D. Number)
------------------------- ------------------------------------------------------
4. Statement for Month/Day/Year
------------------------- ------------------------------------------------------
(Month/Day)                September 19
------------------------- ------------------------------------------------------
(Year)                     2002
------------------------- ------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)
------------------------- ------------------------------------------------------
(Month/Day)
------------------------- ------------------------------------------------------
(Year)
------------------------- ------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X
------------- ------------------------------------------------------------------
     X        (Director)
------------- ------------------------------------------------------------------
     X        (Officer, give title below)
------------- ------------------------------------------------------------------
              (10% Owner)
------------- ------------------------------------------------------------------
              (Other, specify below)
------------- ------------------------------------------------------------------
              Chairman of the Board
------------- ------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line) X
------------ -------------------------------------------------------------------
     X       Form filed by One Reporting Person
------------ -------------------------------------------------------------------
             Form filed by More than One Reporting Person
------------ -------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------

----------   -------------  -----------  ------  -------  --------------------------  ---------------  ------------   -------------
1.Title of   2.Transaction  2A. Deemed   3. Transaction   4. Securities Acquired (A)  5. Amount of     6. Ownership   7. Nature
Security     Date           Execution    Code (Instr. 8)  or Disposed of (D)          Securities       Form: Direct   of
(Instr. 3)   (Month/        Date, if                      (Instr. 3, 4, and 5)        Beneficially     (D) or         Indirect
             Day/Year)      any (Month/                                               Owned Following  Indirect (I)   Beneficial
                            Day/Year)                                                 Reported         (Instr. 4)     Ownership
                                                                                      Transaction(s)                  (Instr. 4)
                                                                                      (Instr. 3 & 4)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                         Code       V     Amount      (A)    Price
                                                                      or
                                                                      (D)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      As co-trustee
                                                                                                                      with Herbert M
                                                                                                                      Sandler in a
                                                                                                                      revocable
                                                                                                                      trust (TR UA
Common                                                                                                                04/09/84) for
Stock         09/19/2002                   G                4         D               14,706,294           D          their benefit.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      As co-trustee
                                                                                                                      with Marion O.
                                                                                                                      Sandler in
                                                                                                                      several trusts
                                                                                                                      for benefit of
Common                                                                                                                their
Stock                                                                                    489,624           D          decendnets.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      As trustee in
                                                                                                                      trust for the
Common                                                                                                                benefit of his
Stock                                                                                      2,700           D          sister-in-law.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------

----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------

----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------



-----------------------------------------------------------------------------------------------------------------------------------
                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                       (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------   --------
1. Title of       2. Conversion   3. Transaction   3A. Deemed       4. Transaction   5. Number of Derivative  6. Date Exercisable
Derivative        or Exercise     Date             Execution        Code (Instr.8)   Securities Acquired (A)  and Expiration
Security          Price of        (Month/Day/Year) Date, if any                      or Disposed of (D)       Date (Month/Day/Year)
(Instr. 3)        Derivative                       (Month/Day/Year)                  (Instr. 3, 4,and 5)
                  Security
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
                                                                                                              Date          Exp.
                                                                    Code     V         (A)         (D)        Exercisable   Date
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/28/2003
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/29/2003
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             05/29/2003
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             05/29/2003
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             06/02/2004
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             05/02/2005
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             06/02/2005
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/30/2006
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             05/31/2006
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             01/23/2008
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             01/23/2008
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/15/2009
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/15/2009
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                04/07/2004   04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                04/07/2004   04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                             04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                11/02/2003   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                11/02/2005   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                11/02/2003   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options                                                                                                11/02/2005   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------


-----------------------------------------------------------------------------------------------------------------------------------
                            Table II Continued - Derivative Securities Acquired, Disposed of or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                        (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
7. Title and Amount of Underlying   8. Price of   9.Number of Derivative      10. Ownership Form of      11. Nature of Indirect
Securities (Instr. 3 and 4)         Derivative    Securities Beneficially     Derivative Securities      Beneficial Ownership
                                    Security      Owned Following Reported    Beneficially Owned at      (Instr. 4)
                                    (Instr. 5)                                Transaction(s) (Instr. 4)  End of Month (Instr. 4)
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Title            Amount or Number
                 of Shares
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              6,900             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              6,900             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             38,100             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             53,100             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                            105,000             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              6,450             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             68,550             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              5,700             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             99,300             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              3,600             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             33,900             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              3,225             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             56,775             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              3,000             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              3,000             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             77,000             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             37,000             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              2,100             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                              2,100             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             17,900             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Common Stock                                             37,900             Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

Explanation of Responses:

                               /s/  William C. Nunan on behalf of Herbert M. Sandler                    September 19, 2002
                               -------------------------------------------------------------           ---------------------------
                               **Signature of Reporting Person                                         Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                            LIMITED POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints William C. Nunan, Carol A. Pulford, Carl M. Andersen, and J. L. Brown, and each of them, his/her true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director, and/or person who beneficially owns more than 10% of the stock of Golden West Financial Corporation (the "Company"), Forms 3, Forms 4 and Forms 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms 3, Forms 4 or Forms 5 and timely file any such forms with the United States Securities and Exchange Commission and any other authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done pursuant to this Limited Power of Attorney. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

         This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, Forms 4, and Forms 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the attorneys-in-fact.

         The undersigned has caused this Limited Power of Attorney to be executed as of this 19th day of September, 2002.

                                                     Signature

                                                     /s/ Herbert M. Sandler
                                                     --------------------------

                                                      Herbert M. Sandler
                                                     --------------------------
                                                     Print Name